Exhibit 99.1

Omega Protein Announces Second Quarter 2014 Financial Results

HOUSTON, TX – August 6, 2014 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty protein products, today reported financial results for the second quarter ended June 30, 2014.

Second Quarter Highlights

●	Revenues: $71.9 million for the quarter, compared to $41.8 million in the same period a year ago
●	Gross profit margin: 28.4% for the quarter, compared to 31.8% in the same period a year ago
●	Net income: $6.6 million, or $8.3 million excluding plant closure charges and gain on disposal of assets for the quarter, compared to $4.0 million in the same period a year ago
●	Earnings per diluted share: $0.31, or $0.38 excluding plant closure charges and gain on disposal of assets for the quarter, compared to $0.19 in the same period a year ago
●	Adjusted EBITDA: $18.3 million for the quarter, compared to $11.8 million in the same period a year ago

“We are pleased with our solid performance in the second quarter. Positive supply and demand fundamentals in our animal nutrition segment fueled our strong revenue and earnings performance,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “Even though we experienced short-term challenges in our human nutrition segment in the quarter, we believe our diversified nutritional business continues to evolve and provide us with the opportunity to take advantage of growing demand for quality health and wellness products.”

Second Quarter 2014 Results

The Company's revenues increased 72% from $41.8 million in the same period last year to $71.9 million. This increase was due to a $30.8 million increase in animal nutrition revenues, partially offset by a $0.7 million decrease in human nutrition revenues. The increase in animal nutrition revenues was primarily due to increased sales volumes of 43% and 482% for the Company’s fish meal and fish oil, respectively, and increased sales prices for the Company’s fish meal of 1%, partially offset by decreased sales prices of 37% for the Company’s fish oil. The decrease in fish oil sales prices was primarily due to a change in the product mix of higher priced refined and lower priced crude oils. The decrease in human nutrition revenues was primarily due to lower Omega-3 tolling and other nutraceutical sales, partially offset by an increase in sales of protein products. The composition of revenue by nutritional product line for the second quarter of 2014 was 52% fish meal, 38% fish oil, 9% dietary supplements and food, and 1% fish solubles and other.

Second quarter of 2014 revenues increased 13% from $63.5 million in the first quarter of 2014 to $71.9 million. This increase was due to an increase in animal nutrition revenues of $10.0 million, partially offset by a $1.6 million decrease in human nutrition revenues. The increase in animal nutrition revenues was primarily due increased sales volumes of 36% and 4% for the Company’s fish meal and fish oil, respectively, and increased sales prices for the Company’s fish oil of 2%, partially offset by decreased sales prices of 4% for the Company’s fish meal. The decrease in human nutrition revenues was primarily due to lower Omega-3 and other nutraceutical sales.

The Company reported gross profit of $20.4 million, or 28.4% as a percentage of revenues, for the second quarter of 2014, versus $13.3 million, or 31.8% as a percentage of revenues, in the second quarter of 2013. The decrease in gross profit as a percentage of revenues was due to reductions in both the animal and human nutrition segments. Animal segment gross profit as a percentage of revenues declined from 33.9% to 30.3%, due in part to a higher cost per unit for current season production. Human nutrition gross profit as a percentage of revenues decreased to 9.9% from 22.1% due primarily to higher raw material and other protein product costs and lower tolling revenues.

Compared to the first quarter of 2014, second quarter gross profit decreased from $20.5 million, or 32.3% as a percentage of revenues, to $20.4 million, or 28.4% as a percentage of revenues. Animal nutrition gross profit as a percentage of revenues decreased from 34.6% to 30.3%, primarily reflecting a higher cost per unit for current season production. Human nutrition segment gross profit as a percentage of revenues decreased from 16.9% to 9.9% due largely to Omega-3 fish oil ingredients and tolling results.

Selling, general and administrative expenses for the second quarter increased $0.5 million to $6.5 million compared to the second quarter of 2013, primarily as a result of higher employee related and professional services expenses. Selling, general and administrative expenses increased $0.4 million from $6.1 million in the first quarter of 2014.

In the fourth quarter of 2013, the Company closed its menhaden fish processing plant located in Cameron, Louisiana and re-deployed certain vessels from that facility to the Company’s other Gulf Coast facilities located in Abbeville, Louisiana and Moss Point, Mississippi. In conjunction with the closure, the Company incurred charges of $2.6 million in the second quarter of 2014 and $1.3 million in the first quarter of 2014.

The second quarter of 2014 effective tax rate was 36.9% compared to 34.7% in the second quarter of 2013 and 33.9% in the first quarter of 2014.

Net income for the second quarter of 2014 was $6.6 million ($0.31 per diluted share) compared to $4.0 million ($0.19 per diluted share) in the same period last year and $8.0 million ($0.37 per diluted share) for the first quarter of 2014. Excluding plant closure charges and gain or loss on disposal of assets, net income for the second quarter of 2014 would have been $8.3 million ($0.38 per diluted share), compared to $4.0 million ($0.19 per diluted share) in the same period last year and $9.0 million ($0.42 per diluted share) for the first quarter of 2014.

Adjusted EBITDA totaled $18.3 million for the second quarter of 2014, compared to $11.8 million for the same period last year and $19.1 million for the first quarter of 2014.

Six Month 2014 Results

Revenues in the first six months of 2014 increased 49% to $135.4 million compared to revenue of $90.7 million for the six months ended June 30, 2013. The increase in revenues was due to a $43.7 million increase in animal nutrition revenues and a $1.0 million increase in human nutrition revenues. The increase in animal nutrition revenues was primarily due to increased sales volumes of 15% and 187% for the Company’s fish meal and fish oil, respectively, and increased sales prices for the Company’s fish meal of 8%, partially offset by decreased sales prices of 12% for the Company’s fish oil. The increase in human nutrition revenues was due primarily to sales of protein products from Wisconsin Specialty Protein, a business acquired by the Company in the first quarter of 2013.

The Company recorded gross profit of $40.9 million, or 30.2% as a percentage of revenues, for the first six months of 2014, versus gross profit of $25.4 million, or 28.0% as a percentage of revenues, for the first six months of 2013. The increase in gross profit as a percentage of revenues was primarily due to the increase in animal segment sales prices, partially offset by a decrease in human nutrition gross profit as a percentage of revenues.

The effective tax rate was 35.3% for the six months ended June 30, 2014 compared to 34.1% for the six months ended June 30, 2013.

Net income for the six months ended June 30, 2014 was $14.6 million ($0.68 per diluted share) compared to $6.8 million ($0.33 per diluted share) for the same period last year. Excluding the impact of the plant closure and loss on disposal of assets, net income for the six months ended June 30, 2014 would have been $17.3 million ($0.80 per diluted share) compared to $7.1 million ($0.34 per diluted share).

Adjusted EBITDA totaled $37.4 million for six months ended June 30, 2014, an increase from $21.8 million for the same period last year.

Balance Sheet

The Company's June 30, 2014 cash balance increased $6.2 million from December 31, 2013 to $40.2 million. Total debt decreased $1.9 million from December 31, 2013 to $22.4 million on June 30, 2014. Stockholders' equity increased $17.0 million to $264.2 million as of June 30, 2014 compared to $247.2 million as of December 31, 2013.

Conference Call Information

Omega Protein will host a conference call on its second quarter 2014 financial results at 8:30 a.m., Eastern Time, on Thursday, August 7, 2014. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic replay of the conference call will be available through August 21, 2014. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code is 13586946.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein’s mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, Nutegrity; (7) the Company’s expectations regarding Nutegrity, its future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) the cost of compliance with existing and future government regulations; (9) the impact of the Company’s settlement with U.S. Attorney’s Office on the Company’s operations and financial results, including the impact of any failure to comply with the terms of the Company’s probation or the limitations imposed on the Company’s ability to secure government contracts or loans under the NFMS Title XI program; (10) the impact of the closure of the Company’s Cameron, Louisiana processing plant on the Company’s operations and financial results; (11) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions and (12) the effect of the previously reported July 28, 2014 explosion at the Company’s Moss Point, Mississippi facility and subsequent temporary shut-down of that facility on the Company’s business, results of operations or financial results. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$40,214	$34,059
Receivables, net	31,304	21,140
Inventories	79,860	94,339
Deferred tax asset, net	904	1,062
Prepaid expenses and other current assets	5,582	3,915
Total current assets	157,864	154,515
Other assets, net	2,815	5,234
Property, plant and equipment, net	154,431	144,113
Goodwill	19,600	19,600
Other intangible assets, net	7,596	7,932
Total assets	$342,306	$331,394

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,564	$3,112
Accounts payable	4,074	5,380
Accrued liabilities	25,910	29,145
Total current liabilities	32,548	37,637
Long-term debt, net of current maturities	19,827	21,130
Deferred tax liability, net	20,375	19,351
Pension liabilities, net	3,246	4,117
Other long-term liabilities	2,142	1,929
Total liabilities	78,138	84,164

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 21,099,066 and 20,804,189 shares issued and 21,094,443 and 20,804,189 shares outstanding at June 30, 2014 and December 31, 2013, respectively	205	203
Capital in excess of par value	138,557	136,428
Retained earnings	131,411	116,807
Treasury stock, at cost – 4,623 shares	(57)	—
Accumulated other comprehensive loss	(5,948)	(6,208)
Total stockholders’ equity	264,168	247,230
Total liabilities and stockholders’ equity	$342,306	$331,394

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$71,913	$41,777	$135,413	$90,700
Cost of sales	51,489	28,494	94,496	65,320
Gross profit	20,424	13,283	40,917	25,380

Selling, general, and administrative expense	6,526	6,030	12,619	12,473
Research and development expense	544	565	1,028	1,120
Loss related to plant closure	2,616	—	3,939	—
Loss (gain) on disposal of assets	(14)	(2)	233	374
Operating income	10,752	6,690	23,098	11,413
Interest income	5	2	13	10
Interest expense	(135)	(481)	(382)	(873)
Other expense, net	(118)	(98)	(174)	(181)
Income before income taxes	10,504	6,113	22,555	10,369

Provision for income taxes	3,871	2,123	7,951	3,534
Net income	6,633	3,990	14,604	6,835

Other comprehensive income (loss):
Energy swap adjustment, net of tax benefit of $10, $195, $20 and $56, respectively	(19)	(363)	(37)	(106)
Pension benefits adjustment, net of tax expense of $80, $135, $160 and $270, respectively	148	251	297	502
Comprehensive income	$6,762	$3,878	$14,864	$7,231

Basic earnings per share	$0.32	$0.20	$0.70	$0.34

Weighted average common shares outstanding	20,428	19,779	20,392	19,623

Diluted earnings per share	$0.31	$0.19	$0.68	$0.33

Weighted average common shares and potential common share equivalents outstanding	21,105	20,581	21,062	20,399

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$14,604	$6,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,335	10,253
Loss on plant closure	1,858	—
Loss (gain) on disposal of assets	233	374
Provisions for losses on receivables	24	24
Share based compensation	944	891
Deferred income taxes	1,110	1,409
Changes in assets and liabilities:
Receivables	(10,188)	(2,671)
Inventories	14,271	(15,763)
Prepaid expenses and other current assets	(1,724)	(1,515)
Other assets	1,679	5,874
Accounts payable	(1,306)	(301)
Accrued liabilities	(1,718)	(2,536)
Pension liability, net	(482)	(246)
Other long term liabilities	(2)	30
Net cash provided by operating activities	29,736	2,658
Cash flows from investing activities:
Proceeds from disposition of assets	193	161
Acquisition of Wisconsin Specialty Protein, net of cash acquired	—	(26,779)
Capital expenditures	(23,268)	(12,897)
Net cash used in investing activities	(23,075)	(39,515)
Cash flows from financing activities:
Principal payments of long-term debt	(1,851)	(1,569)
Principal payments of capital lease obligation	—	(309)
Purchase treasury stock at cost	(57)	—
Proceeds from stock options exercised	946	3,048
Excess tax benefit of stock options exercised	456	1,147
Net cash provided by (used in) financing activities	(506)	2,317
Net increase (decrease) in cash and cash equivalents	6,155	(34,540)
Cash and cash equivalents at beginning of year	34,059	55,998
Cash and cash equivalents at end of period	$40,214	$21,458

The tables below present information about reported segments for the quarters ended June 30, 2014 and 2013 (in thousands):

June 30, 2014	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (1)	$65,264	$6,649	$—	$71,913
Cost of sales	45,501	5,988	—	51,489
Gross profit	19,763	661	—	20,424
Selling, general and administrative expenses (including research and development)	636	2,067	4,367	7,070
Loss related to plant closure	2,616	—	—	2,616
Other (gains) and losses	(14)	—	—	(14)
Operating income	$16,525	$(1,406)	$(4,367)	$10,752
Depreciation and amortization	$4,374	$699	$45	$5,118
Identifiable assets	$224,416	$76,734	$41,156	$342,306
Capital expenditures	$5,761	$4,692	$—	$10,453

(1) Excludes revenue from internal customers of $0.7 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

June 30, 2013	Animal Nutrition	Human Nutrition(2)	Unallocated	Total
Revenue (3)	$34,453	$7,324	$—	$41,777
Cost of sales	22,786	5,708	—	28,494
Gross profit	11,667	1,616	—	13,283
Selling, general and administrative expenses (including research and development)	662	1,861	4,072	6,595
Other (gains) and losses	(2)	—	—	(2)
Operating income	$11,007	$(245)	$(4,072)	$6,690
Depreciation and amortization	$4,472	$632	$172	$5,276
Identifiable assets	$227,462	$57,861	$23,002	$308,325
Capital expenditures	$5,741	$324	$119	$6,184

(2) Includes revenues and related expenses for Wisconsin Specialty Protein (“WSP”).

(3) Excludes revenue from internal customers of $0.4 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

The tables below present information about reported segments for the six months ended June 30, 2014 and 2013 (in thousands).

June 30, 2014	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (4)	$120,534	$14,879	$—	$135,413
Cost of sales	81,668	12,828	—	94,496
Gross profit	38,866	2,051	—	40,917
Selling, general and administrative expenses (including research and development)	1,189	3,988	8,470	13,647
Loss related to plant closure	3,939	—	—	3,939
Other (gains) and losses	42	191	—	233
Operating income (loss)	$33,696	$(2,128)	$(8,470)	$23,098
Depreciation and amortization	$8,742	$1,400	$193	$10,335
Identifiable assets	$224,416	$76,734	$41,156	$342,306
Capital expenditures	$10,358	$12,901	$9	$23,268

(4) Excludes revenue from internal customers of $1.4 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

June 30, 2013	Animal Nutrition	Human Nutrition(5)	Unallocated	Total
Revenue (6)	$76,790	$13,910	$—	$90,700
Cost of sales	53,880	11,440	—	65,320
Gross profit	22,910	2,470	—	25,380
Selling, general and administrative expenses (including research and development)	1,290	3,157	9,146	13,593
Other (gains) and losses	374	—	—	374
Operating income (loss)	$21,246	$(687)	$(9,146)	$11,413
Depreciation and amortization	$8,821	$1,070	$362	$10,253
Identifiable assets	$227,462	$57,861	$23,002	$308,325
Capital expenditures	$12,046	$613	$238	$12,897

(5) Includes revenues and related expenses for WSP from February 27, 2013 through June 30, 2013.

(6) Excludes revenue from internal customers of $1.0 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income Reconciliation

The following table (in thousands) provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013 and the six months ended June 30, 2014 and June 30, 2013:

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
Net Income	$6,633	$7,971	$3,990
Reconciling items:
Interest expense	105	216	451
Income tax provision	3,871	4,080	2,123
Depreciation and amortization	5,118	5,217	5,276
Loss related to plant closure	2,616	1,323	—
Loss (gain) on disposal of assets	(14)	247	(2)
Adjusted EBITDA	$18,329	$19,054	$11,838

	Six Months Ended
	June 30, 2014	June 30, 2013
Net Income	$14,604	$6,835
Reconciling items:
Interest expense	321	812
Income tax provision	7,951	3,534
Depreciation and amortization	10,335	10,253
Loss (gain) on disposal of assets	3,939	—
Net gain or loss on disposal of assets	233	374
Adjusted EBITDA	$37,383	$21,808

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, loss related to plant closure and loss (gain) on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013 and the six months ended June 30, 2014 and June 30, 2013:

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
Net Income	$6,633	$7,971	$3,990
Reconciling items:
Income tax provision prior to adjustments	3,871	4,080	2,123
Loss related to plant closure	2,616	1,323	—
Loss (gain) on disposal of assets	(14)	247	(2)
Adjusted income before income taxes	13,106	13,621	6,111
Provision for income taxes after adjustments	4,830	4,612	2,122
Adjusted net income	$8,276	$9,009	$3,989
Adjusted diluted earnings per share	$0.38	$0.42	$0.19

	Six Months Ended
	June 30, 2014	June 30, 2013
Net Income	$14,604	$6,835
Reconciling items:
Income tax provision prior to adjustments	7,951	3,534
Loss related to plant closure	3,939	—
Loss (gain) on disposal of assets	233	374
Adjusted income before income taxes	26,727	10,743
Provision for income taxes after adjustments	9,422	3,661
Adjusted net income	$17,305	$7,082
Adjusted diluted earnings per share	$0.80	$0.34

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without loss related to plant closure, loss (gain) on disposal of assets and taxes associated with these items. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s operating performance. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share has been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.